As filed with the Securities and Exchange Commission on November 15, 2006

Registration No. 333-40065-99

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AmerUs Group Co.

(Exact name of registrant as specified in its charter)

Iowa (State or Other Jurisdiction of Incorporation or Organization)	42-1458424 (I.R.S. Employer Identification No.)

______________

699 Walnut Street

Des Moines, Iowa 50309-3948

(Address of principal executive offices)

AmerUs Group Co. 1996 Incentive Stock Option Plan

AmerUs Group Co. 1989 Non-Qualified Stock Option Plan

(Full title of the plan)

______________

Christopher J. Littlefield

Executive Vice President and General Counsel

AmerUs Group Co.

699 Walnut Street

Des Moines, Iowa 50309-3948

Tel.: (515) 362-3600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

On August 29, 2001, AmerUs Group Co., an Iowa corporation (the "Company"), filed a Post-Effective Amendment No. 1 (No. 333-40065-99) ("Post-Effective Amendment No. 1") to the registration statement on Form S-8 (File No. 333-40065) (the "Registration Statement") of AmerUs Life Holdings, Inc. ("AmerUs Life") relating to AmerUs Life's shares of Class A Common Stock previously registered for issuance under the AmerUs Group Co. 1996 Incentive Stock Option Plan and the AmerUs Group Co. 1989 Non-Qualified Stock Option Plan (the "Plans"). Pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and the principles set forth in the no-action letter provided to AmerUs Life and the Company on July 24, 2000 from the Securities and Exchange Commission, the Company used Post-Effective Amendment No. 1 to adopt the Registration Statement as its own for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended, as a result of a merger between the Company and AmerUs Life, and thereby registered shares of common stock of the Company, no par value per share (the "Common Stock") to be offered or sold pursuant to the Plans.

On November 15, 2006 (the "Closing Date"), pursuant to an Agreement and Plan of Merger, dated as of July 12, 2006, among the Company, Aviva plc, a public limited company organized under the laws of England and Wales ("Aviva"), and Libra Acquisition Corporation, an Iowa corporation and a wholly owned subsidiary of Aviva ("Merger Sub"), Merger Sub merged with and into the Company (the "Merger"), with the Company surviving the Merger and continuing its existence as a wholly owned subsidiary of Aviva. On November 15, 2006, the Company filed a certification and notice of termination of registration on Form 15 with respect to the Common Stock.

As a result of the Merger, the Company has terminated all offerings of the Company's Common Stock under Post-Effective Amendment No. 1. Accordingly, pursuant to the undertaking contained in Post-Effective Amendment No. 1 to remove from registration by means of a post-effective amendment any of the Common Stock being registered which remains unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 2 to the Registration Statement to deregister all the shares of Common Stock reserved for issuance under the Plans which remain unissued on the Closing Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on November 15, 2006.

AmerUs Group Co.

By:          /s/ Brenda J. Cushing

Name:	Brenda J. Cushing
Title:	Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 has been signed below by the following persons in the capacities indicated on November 15, 2006:

Signature	Title
/s/ Thomas C. Godlasky Thomas C. Godlasky	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)
/s/ Melinda S. Urion Melinda S. Urion	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Brenda J. Cushing Brenda J. Cushing	Senior Vice President and Controller (Principal Accounting Officer)
/s/ Hans L. Carstensen III Hans L. Carstensen III	Director
/s/ Philip Gordon Scott Philip Gordon Scott	Director
/s/ Jeffery Jay Whitehead Jeffery Jay Whitehead	Director